Exhibit 10.25

TRIANGLE CAPITAL CORPORATION
AMENDED AND RESTATED CHANGE IN CONTROL RETENTION POLICY

PREAMBLE

Triangle Capital Corporation has established this Amended and Restated Change in Control Retention Policy (the “Policy”) with the intention of providing Severance Benefits to Eligible Employees in the event of their involuntary termination of employment by the Company without “Cause” in connection with a “Change in Control.” The Policy is intended to be a welfare benefit plan under ERISA and an unfunded plan under the Code.

SECTION 1
DEFINITIONS
The following definitions shall apply to this Policy unless the context requires otherwise:
1.1Base Salary.  The Eligible Employee’s weekly rate of base salary in effect on his or her Termination Date.
1.2Board. The board of directors of the Company.
1.3Cause.  The Company shall have Cause to terminate an Eligible Employee’s employment, if the Eligible Employee:
1.3.1Has violated any Company policy; or
1.3.2Has been arrested for, convicted of, or has pled guilty or nolo contendere to, any felony, or to any misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement); or
1.3.3Has been arrested for, convicted of, or has pled guilty or nolo contendere to, any offense involving fraud, dishonesty, breach of trust or money laundering; or
1.3.4Has engaged in dishonesty or fraud in connection with the business of the Company, or has stolen property or opportunities of the Company, or has assaulted or battered a worker for the Company; or
1.3.5Has failed substantially to perform his or her assigned duties with the Company (other than a failure resulting from the Eligible Employee’s incapacity due to physical or mental illness); or
1.3.6Has engaged in willful malfeasance, gross negligence or misconduct demonstrably injurious to the Company; or
1.3.7Has failed to perform the essential functions of his or her duties in a manner reasonably satisfactory to the Company’s Chief Executive Officer.
1.4Change in Control. The Company shall be deemed to have had a Change in Control when any of the following events occur:

1.4.1any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company or an Affiliate (as defined in 1.4.7 below) thereof or any employee benefit plan of the Company or any of its Affiliates, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);
1.4.2as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, 50% or less of the combined voting power of the then outstanding securities of the Company (or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction) are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
1.4.3during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the directors of the Company then still in office who were (i) directors of the Company at the beginning of any such period, and (ii) not initially (a) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than the Board, or (b) designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1.4.1 or Section 1.4.2 above or Section 1.4.4 or Section 1.4.5 below;
1.4.4a complete liquidation or dissolution of the Company;
1.4.5the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to an Affiliate); and
1.4.6the effective date of any agreement by the Company with a third party to direct the management of, or oversee the management of, all, or any substantial part, of the operations of the Company.
1.4.7For purposes of a Change in Control, an “Affiliate” shall mean any wholly-owned subsidiary of the Company.
1.5Code.  The Internal Revenue Code of 1986, as amended, and any successor statute thereto.
1.6Company.  Triangle Capital Corporation and its successors, including any person or third party described in Sections 1.4.5 and 1.4.6.
1.7Disability. A physical or mental infirmity which impairs the Eligible Employee’s ability to substantially perform his or her duties with the Company and entitles the Eligible Employee to long term disability income replacement benefits under a plan sponsored by the Company or under Social Security.

1.8Eligible Employee.  Each full-time employee of the Company, excluding (a) any employee who has entered into an Executive Retention Agreement or similar written arrangement providing severance benefits upon termination of his or her employment (whether or not in connection with a Change in Control), and who remains a party to such Executive Retention Agreement as of the date his or her employment is terminated, (b) any employee of the Company that has been paid all Severance Benefits under this Policy, and (c) any employee of the Company who was not employed by the Company immediately prior to the Change in Control.
1.9ERISA.  The Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
1.10Excluded Termination. The Termination of an Eligible Employee’s employment with the Company as a result of his or her death, Disability, Termination for Cause by the Company, or voluntary termination without Good Reason.
1.11Good Reason. An Eligible Employee shall have Good Reason to terminate his or her employment, if without his or her consent, the Company:
1.11.1Has reduced the Eligible Employee’s Base Salary by more than five percent (5%); or
1.11.2(a) Has relocated the office of the Company to which the Eligible Employee reports to a location outside the greater Raleigh, North Carolina metropolitan area, or (b) after the Change in Control, requires the Eligible Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control; but
1.11.3Notwithstanding anything to the contrary contained in this Section 1.11, an Eligible Employee shall not have Good Reason, and shall not be deemed a Participant entitled to any Severance Benefits, unless and until: (a) the Eligible Employee has delivered to the Company within sixty (60) days of the event(s) giving rise to such alleged Good Reason a written notice (i) signed by the Eligible Employee, (ii) setting forth the Eligible Employee’s intention to terminate his or her employment for Good Reason, (iii) indicating the specific termination provision(s) relied upon, and (iv) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason; (b) the Company is given thirty (30) days in which to investigate the allegations made by the Eligible Employee (“Investigation Period”), provided that during such Investigation Period the Company, at its sole election, may suspend the Eligible Employee’s employment with pay; and (c) the Company has failed to cure the alleged failure within thirty (30) days following the expiration of the Investigation Period. The notice shall be provided by hand delivery, or registered or certified mail, return receipt requested, postage prepaid, to the address of the principal office of the Company, attention: Principal Executive Officer.
1.12Policy.  This Triangle Capital Corporation Change in Control Retention Policy, as amended from time to time.
1.13Pro-Rata Bonus. An amount equal to the annual cash bonus, if any, which the Eligible Employee is eligible to earn during the twelve-month performance period in which the Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the twelve-month performance period in which the Eligible Employee’s Termination occurs that have elapsed through and including the Termination Date, and the denominator of which is 365. If an Eligible Employee traditionally has been eligible for a bonus, but does not have a target bonus for the twelve-month performance period, the amount of the annual cash bonus contemplated in the preceding sentence shall be determined in good faith by the Company, consistent with past practice vis-à-vis the Eligible Employee.
1.14Release Agreement.  A written agreement in a form provided by the Company by which a Participant releases any and all claims he or she might have against the Company, its affiliates and their agents in exchange for the Severance Benefits. The Release Agreement will be generally effective for any claims against the Company through the date the agreement is signed, but will not cover any claims or appeal processes set forth in any tax-qualified retirement plan or fully-insured ERISA plan sponsored by the Company.  The Release Agreement will not be valid unless it is signed and returned after the date of the Eligible Employee's Termination Date and within forty-five (45) days thereof (or other time period prescribed by the Company), and the Participant does not revoke such Release Agreement.  Failure to sign and return the Release Agreement within the prescribed period, or revocation of the Release Agreement, will result in Eligible Employee being ineligible to be a Participant or receive Severance Benefits under the Policy.
1.15Severance Benefits. The benefits set forth in Section 3 below.
1.16Severance Period. The period commencing on a Participant’s Termination Date and extending for the applicable period set forth in Section 3.1.1(d).
1.17Termination. The termination of employment from the Company of an Eligible Employee.
1.18Termination Date.  The last day of active employment.  For these purposes, a Participant will be deemed to have terminated on the last day of employment at 5:00 p.m. Eastern time. To the extent the Severance Benefits constitute “deferred compensation” under Code Section 409A, the Termination Date shall be not later than the date the Eligible Employee has a “Separation from Service,” as defined in Code Section 409A.
1.19Termination Without Cause. (i) The Company’s Termination of an Eligible Employee’s employment for any reason other than an Excluded Termination, or (ii) the Eligible Employee’s Termination for Good Reason.
1.20Weekly Base Salary and Bonus. The Participant’s weekly Base Salary plus 1/52nd of the greater of (i) the annual cash bonus received by the Participant for the last full twelve-month performance period ending coincident with or immediately preceding the Termination Date or (ii) if the Participant’s annual cash bonus target has increased (due to promotion or otherwise) since the end of the last full twelve-month performance period, the Participant’s annual cash bonus target as of the Termination Date.

SECTION 2
ELIGIBILITY
An Eligible Employee will become a Participant entitled to Severance Benefits under Section 3 only if the Administrator has determined that:
2.1.1his or her employment is a Termination Without Cause coincident with or within twenty-four (24) months following the consummation of a Change in Control; and

2.1.2 he or she is not receiving, or eligible to receive, severance benefits under an employment, termination or other agreement with the Company that provides for separation payments and/or severance benefits following a termination for any reason; and
2.1.3he or she has entered into, and has not revoked, a Release Agreement within forty-five (45) days of the Termination Date.
2.1. Notwithstanding anything to the contrary contained in this Section 2, if (a) the Change in Control involves a sale or other disposition of all or substantially all of the assets of the Company or the retention of an external manager for the Company, as contemplated by Sections 1.4.5 or 1.4.6, respectively, and (b) the Eligible Employee’s employment with the Company is considered legally terminated in connection with such a Change in Control, and (c) the purchaser of all or substantially all of the Company’s assets, or the external manager, as applicable, (1) offers the Eligible Employee employment on terms and conditions which (A) are materially similar in the aggregate as the terms and conditions such Eligible Employee enjoys with the Company as of the date of such Change in Control, and (B) do not constitute Good Reason, and (2) assumes this Policy, then such purchaser or external manager (as applicable) shall be considered a successor to the Company for purposes of this Policy, meaning the Eligible Employee’s employment with the Company shall not be deemed to have terminated under the terms of the Policy as a result of such actions, and the Eligible Employee shall not become a Participant as a result of such actions and shall not become entitled to Severance Benefits as a result of such actions; provided, however, that this Policy, as assumed by the successor, will continue to apply with respect to such Eligible Employee and any subsequent termination of employment of the Eligible Employee.

SECTION 3
 SEVERANCE BENEFITS
 General. If an Eligible Employee becomes a Participant, he or she shall be entitled to receive the following Severance Benefits:
3.1.1.Cash:
a.Accrued and unused vacation through the Termination Date.
b.Annual cash bonus for any past completed twelve-month performance period which has not yet been paid as of the Termination Date (which bonus, if not already determined, shall be determined in good faith by the Company, consistent with past practice vis-à-vis the Eligible Employee).
c.A Pro-Rata Bonus.
d.Severance equal to the Participant’s Weekly Base Salary and Bonus multiplied by the number of weeks calculated by adding the “Base” and “Seniority” weeks set forth in the chart below, but not in excess of the applicable “Maximum”:

POSITION	BASE	SENIORITY	MAXIMUM
Vice President (or above)	12 weeks	2 weeks/Year of Service	35 weeks
Non-officer	6 weeks	2 weeks/Year of Service	35 weeks

Notwithstanding the foregoing, the minimum severance under this clause 3.1.1(d) shall be $15,000.
e.The amounts described in clauses (a) through (d) above shall be payable in a single lump sum cash payment on the Company’s first regularly-scheduled payroll date following sixty (60) days after his or her Termination Date, provided that, to receive the amounts described in clauses (c) and (d), the Participant has executed and not revoked a Release Agreement.
3.1.2.Equity. As of the Company’s first regularly-scheduled payroll date following sixty (60) days after his or her Termination Date, the Participant shall be fully vested in any equity awards previously granted by the Company to the Participant, provided that the Participant has executed and not revoked a Release Agreement.
3.1.3.Life Insurance. For each Participant who is a Vice President (or above), the Company shall pay the term life insurance premiums which become due during the twelve-month period immediately following his or her Termination Date, provided that the Participant has executed and not revoked a Release Agreement.
3.1.4.COBRA Health Benefits. If a Participant elects within sixty (60) days of the Termination Date to continue his or her Company-sponsored medical and/or dental benefits through COBRA (“Insurance Coverage”), the Company shall pay the premiums for such Insurance Coverage for the lesser of (i) the Severance Period, or (ii) any shorter period for which Participant is eligible to receive such Insurance Coverage under COBRA, provided that the Participant has executed and not revoked a Release Agreement. Such Company-paid premiums shall include “family” COBRA coverage (covering the Participant’s spouse and/or dependents), provided the Participant’s spouse and/or dependents are “qualified beneficiaries” under COBRA as of the Termination Date and the Participant timely elects to receive such COBRA coverage.
3.1Tax Withholding. The Company shall be entitled to reduce the Severance Benefits for applicable payroll withholding, but the Participant shall be responsible for the payment of all federal, state and local taxes due and owing in connection with any Severance Benefits.
3.2Mitigation. A Participant shall not be required to mitigate the Severance Benefits by seeking other employment.
3.3Section 409A.  Notwithstanding any provision of this Policy to the contrary, if, at the time of Participant's Termination, he or she is a "specified employee" as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by a Participant pursuant to this Policy would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Policy until the earlier of: the date that is six (6) months following Participant's Termination; or the Participant's death.  The provisions of this Section 3.4 shall only apply to the extent required to avoid Participant's incurring any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Policy would cause Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. For purposes of Section 409A, each payment made after termination of employment will be considered one of a series of separate payments.

SECTION 4
VESTING OF EQUITY
4.1.An Eligible Employee who is employed by the Company upon the consummation of a Change in Control shall be fully vested in his or her outstanding equity awards under the Company’s Omnibus Incentive Plan (and under any equity incentive plan maintained by the Company) as of the date of the Change in Control.

SECTION 5
ADMINISTRATION
5.1Administration.  The Policy shall be administered by the Chief Executive Officer of the Company (“Administrator”).
5.2Powers of the Administrator.  The Administrator has absolute discretionary authority to make all decisions under this Policy, including:
5.2.1To adopt rules of procedure (including distribution procedures) necessary for the administration of the Policy, provided the rules are not inconsistent with the terms of the Policy;
5.2.2To interpret and enforce all provisions of the Policy;
5.2.3To determine all questions with respect to rights of Participants under the Policy, including but not limited to rights of eligibility of a Participant to participate in the Policy, and the amounts of Severance Benefits;
5.2.4To review and render decisions with respect to a claim for (or denial of a claim for) Severance Benefits under the Policy;
5.2.5To furnish the Company with information which the Company may require for applicable reporting and disclosure provisions of state and Federal laws, including tax, securities or other purposes;
5.2.6To engage the service of counsel (who may, if appropriate, be counsel for the Company), accountants and other third parties whom it may deem advisable to assist the Administrator with the performance of its duties hereunder;
5.2.7To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Policy; and
5.2.8To report, as appropriate, to the Board on the operation and status of the Policy.

5.3 Decisions of the Administrator. All decisions of the Administrator are final, binding and conclusive.
SECTION 6
COMPANY ADMINISTRATIVE PROVISIONS
6.1 Amendment or Termination.  The Policy may be amended or terminated by the Board or Administrator at any time and from time to time when, in its absolute discretion, such amendment or termination is necessary or desirable, provided that the Policy may not be terminated or amended in any manner adverse to (i) an Eligible Employee during the twenty-four (24) months immediately following the consummation of the first Change in Control following the adoption of this Policy, or (ii) any Participant who is receiving Severance Benefits at the time of such amendment or termination.  All exercises of power by the Board or Administrator shall be final, conclusive and binding on all interested parties.
6.2Claim Procedure.
6.2.1In General.  If a Participant's written claim for Severance Benefits is denied, the Company will furnish written notice of denial to the Participant making the claim (the "Claimant") within sixty (60) days of the date the claim is received, unless special circumstances require an extension of time for processing the claim.  This extension will not exceed sixty (60) days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial sixty (60) day review period.  If the Company does not provide written notice within such time period, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.
6.2.2Denial Notice.   The notice of denial to the Claimant shall state: (i) the specific reasons for the denial; (ii) specific references to pertinent provisions of the Policy upon which the denial was based; (iii) a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and (iv) a statement that the Claimant may request a review, upon written application to the Administration Committee, submitted to the Administrator within ninety (90) days after the Claimant receives notice of denial of benefits. The notice of denial of benefits shall identify the name and address of the Administrator to which the Claimant may forward an appeal.  The notice may state that failure to appeal the action to the Administrator in writing within the ninety (90) day period will render the determination final, binding and conclusive.
6.3 Appeal Procedure.  If the Claimant appeals to the Administrator, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent to the appeal.  The Administrator shall examine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances.  The Administrator shall advise the Claimant in writing of: (i) its decision on appeal; (ii) the specific reasons for the decision; and (iii) the specific provisions of the Policy upon which the decision is based. Notice of the Administration Committee's decision shall be given within sixty (60) days of the Claimant's written request for review, unless additional time is required due to special circumstances.  In no event shall the Administrator render a decision on an appeal later than one hundred twenty (120) days after receiving a request for a review.

6.4     Limitations. All Claimants must exhaust the claims and appeals procedures set forth in Sections 6.2 and 6.3 before being entitled to file suit regarding a claim denial. The right to bring any suit regarding a claim denial shall lapse on the first anniversary of the date of the denial from the Administrator.

SECTION 7
 MISCELLANEOUS PROVISIONS
7.1. Governing Law.  To the extent not preempted by ERISA, the terms of the Policy shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina (without regard to the choice of laws rules thereof), including all matters of construction, validity and performance. The exclusive venue for any suit regarding the Policy, including any claim for benefits under the Policy, shall be the state or federal courts located in the State of North Carolina.
7.2.Spendthrift Clause.  Severance Benefits under the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. The Company shall not be liable in any manner for, or subject to, the debts, contacts, liabilities, engagements or torts of any person entitled to any Severance Benefits under the Policy. No benefit, payment or distribution under this Policy, or right to receive such a benefit, payment or distribution shall be subject either to the claim of any creditor of a Participant or to attachment, garnishment, levy (other than Federal tax levy under Section 6331 of the Code), execution or other legal or equitable process by any creditor of such person.
7.3.Employment at Will.  Nothing contained herein shall confer upon any Eligible Employee the right to be retained in the service of the Company, nor limit the right of the Company, to discipline, discharge or otherwise deal with any Eligible Employee without regard to the existence of the Policy.
7.4.Unfunded.  The Policy shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Benefits hereunder.  No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Benefits under the Policy, and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Policy.
7.5.Indemnification. The Company shall indemnify each member of the Board and the Administrator, and each employee of the Company to whom the board or the Administrator delegates any duty or authority under this Policy, for any liability, assessment, loss, expense, or other cost of any kind or description whatsoever, including all reasonable legal fees and expenses, actually incurred by such individual on account of any action, allegation or proceeding, actual or threatened, which arises as a result of any responsibility (including any delegated responsibility) under the Policy, provided such action, allegation or proceeding does not arise as a result of the individual’s own gross negligence, willful misconduct or lack of good faith. The indemnity shall survive the termination of the person’s (i) term on the Board, and (ii) employment with the Company.

7.6.Savings Clause. In the event that any one or more of the terms, conditions, provisions, or any part thereof, contained in this Policy, or the application thereof to any person or circumstance, shall for any reason, in any respect, or to any extent be held to be invalid, illegal or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of such term, condition or provision, or any other provision of this Policy, or the application thereof, and the Policy shall be construed as if such invalid, illegal or unenforceable term, condition or provision had never been part of the Policy.
 Pursuant to the authority delegated to me by the Board, this Policy is hereby adopted effective as of the date hereof, and supersedes any prior policy with respect to the matters addressed herein.

/s/ E. Ashton Poole	February 8, 2018
E. Ashton Poole, Chief Executive Officer